Exhibit 4.12

PARKSON RETAIL DEVELOPMENT CO., LTD. TAIYUAN BRANCH
JOINT SALES CONTRACT

Party A: Parkson Retail Development Co., Ltd. Taiyuan Branch
Party B: Taiyuan Basic Points Commerce Co., Ltd.
Serial No.:

Instructions:
1.	The contract is a standardized one, so please fill in it carefully; alteration, omission or blankness is prohibited;
2.	Please fill in the contract by pen or rolling ball pen;
3.	Any items cancelled, modified or supplemented shall be subject to a supplementary agreement;
4.	Party A and Party B shall use their contract seal or common seal for seal herein;
5.	This Joint Sales Contract shall be prepared in three (3) counterparts, with Party A holding two (2) counterparts and Party B holding one (1) counterpart.
6.	Appendix:

Brand:
Trade Name:
Sub Category No.:

The JOINT SALES CONTRACT is made and entered into by and between:

Party A:
Address:
Tel:
Fax:
Legal Representative:

Party B: Taiyuan Basic Points Commerce Co., Ltd.
Address: Feiyun International, No.186, Pingyang Rd., Taiyuan
Tel: 0351-5602855-832
Fax: 0351-7322518
Legal Representative: Yuan Kou
General Taxpayer No.:

In order to strengthen mutual cooperation, Party A and Party B through consultation and in the principles of equality and voluntariness, mutual benefit and reciprocity agree upon the matters of joint sales as follows:

I.	Joint Sales Conditions
1.
Party A agrees to provide Party B with the __ floor of Jewelry Department in the shopping mall Party A has managed, a business space of ____ sq. m. , as well as the operation and management conditions of the mall (site location and Party B’s documents concerned will be more particularly shown on Appendix).

2.
Party B will, as required by Party A, provide sufficient supplies and merchantable articles at the most favorable prices in the then market for this Business Premises, including the self-produced articles or those introduced from legal and appropriate channels or those on consignment.

3.
Party B shall apply for the sub-category codes in Party A’s PSI system per the categories of articles, brands, or types of services (see Appendix for more details).  If Party B intends to expand its business scope, increase the categories of articles, brands, or types of services, another new contract should be entered into for the purpose.

II.	Joint Sales Period
1.	The term of the Contract begins on _______ and ends on _______.
2.
If Party B desires to extend the Contract upon the expiration hereof, it shall apply to Party A by a prior thirty (30) day’s written application prior thereto.  Upon Party A’s consent, the Parties will enter into an extended contract.

3.
If Party B has to earlier terminate the Contract for any specific reason, it shall apply to Party A by a prior thirty (30) day’s written application.  Upon Party A’s consent, the Contract may be terminated.

III.	Joint Sales Purpose and Settlement
1.	To the extent that Party B sells goods or provides services in the mall managed by Party A, Party B shall issue Party A’s invoices to its customers, with cash collected by Party A uniformly.
2.	Party B shall pay to Party A the Joint Sale Commission (calculation and payment terms will be more particularly shown on Appendix).
3.
The Parties agree that, a target for sales in the Business Premises should be set up by Party B who will warrant reaching the target.  If Party B fails to achieve the said target for consecutive three (3) months, Party A will be entitled to adjust the area of the Premises and re-locate it, or terminate the Contract.

4.	By deduction of appropriate costs and expenses, Party A will make the payment to Party B per agreed account period and the term of payment, see Appendix for details.
5.
To effect the above payment, Party B must issue VAT invoice in consistent with the company profile and information as listed herein as provided to Party A and must fill in the invoice in strict accordance with the appropriate tax laws of our country.

IV.	Security
1.           Party B shall, within seven (7) days of this Contract date, pay to Party A the security in a lump sum (which has no characteristic of a down payment; therefore, the down payment punitive rules will not be applicable) in an amount of RMB _______________, and Party A will issue a receipt to Party B in return, which Party B should keep it properly as no replacement for lost one.  If no security is paid by Party B within seven (7) days of this Contract date (in case of payment by check, the payment time shall be subject to the money deposited into Party A’s account; in case of payment by cash, the payment time shall be subject to the point of time Party A issues the receipt), Party A is entitled to terminate the Contract, to which Party B shall not raise any objection.
2.           No liabilities arising out of Party B’s relationship with any other third party and no legal consequences caused by Party B’s unlawful business shall have any effect to Party A.  Party A is also entitled to deduct the said security paid by Party B as appropriate for compensation in case of any loss incurred by Party A for any of the foregoing causes.  If the said security cannot offset the losses incurred by Party A therefor, Party B shall make up the differential within seven (7) days of the receipt of Party A’s notice for payment.  For each day of delay in such payment, Party B is required to pay 5% of the said differential to Party A as a penalty until the differential is made up.
3.           If the security is less than 80% of the total losses suffered by Party A as described above, Party B shall make up the differential within five (5) days of the receipt of Party A’s notice of the same, failing which, Party B shall be deemed as material breach of the Contract, Party A is entitled to earlier termination of the Contract.
4.           If Party B does not submit to the management of Party A or does business in excess of the agreed scope without the prior consent of Party A or otherwise in contravention of the provisions of the Contract during the term hereof, Party A is entitled to earlier termination of the Contract and withhold all or part of the security paid by Party B as the penalty.
5.           If Party B fulfils all of its obligations under the Contract, Party A will refund the security to Party B 180 days without accrued interest upon the expiration of the Contract against the security receipt held by Party B.

V.	Remuneration
During its business within the mall managed by Party A, Party B shall pay to Party A for the services provided by Party A for Party B’s business and sales as well as Party A’s materials used and consumed by Party B as the remuneration.

VI.	Management of Business Premises
1.	Party A shall provide business premises together with primary auxiliary facilities.
2.
Party A shall also be responsible for appropriate property management services, including but not limited to the installation and maintenance services concerning the ceiling, common walkways, sanitary facilities, central air conditioning, lighting, electrical outlets and other public facilities to ensure that they are reasonably fit for regular use by Party B.

3.
In the event that Party B intends to carry out certain decoration necessary for the Business Premises before its entry into the site or within its business term therein, it shall provide the design program and the style of displayed articles in the Premises to Party A prior thereto, together with the duration that such decoration is expected to last, which shall be confirmed by Party A in writing.  Party B must complete such decoration on schedule.  Additional expenses should be added if Party B, during such decoration period, has used the premises, counters, storehouses, additional lighting which have been provided and decorated by Party A.

4.
With respect to the mall structure, equipments, and other facilities, if Party A or any other occupier of its mall suffers any loss which in any way arises out of the activities of Party B or its agent, employee, Party B shall be solely liable for compensation thereof.  Party B shall indemnify and hold harmless Party A against any loss, action, suit, claim and expenses arising therefrom.

5.
If any of the equipments or facilities provided by Party A to Party B fails or runs abnormally, Party B shall immediately notify Party A of the same.  Maintenance charges for damages as a result of Party B’s improper operation shall be borne by Party B.

6.
Party A shall supply the water, electricity as necessary for regular business.  If Party B has any special requirements, the costs of water, electricity, gas, telecommunication actually incurred during the business shall be calculated according to the readings on the water, electricity and gas meters installed individually and the standards set forth by the government.  The costs of the above shall be paid by Party B following its receipt of the payment notice sent by Party A on a monthly basis.

VII.	Management of Joint Sales Articles
1.	Party B shall abide by the articles management rules set out by Party A.
2.
Party B shall sell the articles within the limitation as set forth in the Appendix hereto and no addition or alteration is allowed without Party A’s consent.  No newly added items and brands of the articles shall be allowed without Party A’s prior consent and Party A is entitled to stop any of such activities.  All articles should be sold and displayed under the unified price tag set by Party A.

3.
As to the discount sales or promotions launched by Party A, Party B shall not cheat Party A and consumers by intentionally raising the prices and then applying the discount or special offer to meet the requirements by Party A.  Upon verification of such fraudulent activities, Party A will deduct double original price as a penalty from the security and Party B will be liable for compensation to the consumer by means of “one for return, another for compensation” or otherwise.

4.	Party B warrants providing the latest and best commodities to the counters set up at the Business Premises and also replace any defective, damaged, or unmarketable commodities in a timely manner.
5.	The display of Party B’s commodities shall remain aesthetically acceptable, eye-catching, enriched in categories and well-supplied.
6.
Party B warrants that the name of its counters and the names, trademarks, patents of the commodities it has displayed and sold at the business premises must be lawful, in compliance with the provisions under the appropriate laws, regulations, rules and ordinances and shall not infringe upon such lawful rights and interests as rights to trademark, patent, copyright and right of agency.  Party B shall not display or sell prohibited, illegal goods or provide illegal services.  Party B shall on its own risks be liable for any consequences by violation of any of the above provisions.  In addition to compensation of any loss, injury caused to consumers, Party B shall also compensate Party B for any expenses and losses suffered by Party A.

7.
In case any trademark of the commodity traded by Party B is asserted by governmental authority to commit or possibly commit an infringement, Party B should immediately remove such commodity off the counter and have it taken into custody by Party A.  Unless and until Party B can prove the legitimacy of such trademark of the commodity to the competent authority and obtain the approval, will Party B restore the display and sales of such commodity in the mall.  Party A will not be liable for any losses of Party B incurred during the period that such commodity is removed from the counter and the custodian expenses during such period will also be borne by Party B.  Party B shall also assume all responsibilities and costs in connection with any losses suffered by Party A by reason of such activities of Party B, if any.

8.
Party B warrants that the quality of each commodity it provides will meet appropriate technical standards, comply with all appropriate laws and regulations and government rules. Party B allows Party A to conduct inspection upon the quality of the commodities.  In this respect, Party B agrees to accept the inspection, guidance and consultancy services carried out by the QA professionals appointed by Party A and to share relevant costs within its liability.

9.
Party B warrants that it will provide consummate after-sales services and the commodities it has sold to the consumers will enjoy the services of “3-R”, i.e., warranties for return, replacement and repair.

10.
Party B shall be liable for compensation if the commodities it has sold or the services it has provided impair the rights and interests of the consumers or have any adverse effect upon the consumers after the use thereof.  As to the losses that Party A has suffered thereby, including losses in property and reputation, Party B shall compensate Party A and assume all expenses.

11.	Party B shall be responsible for storage of the commodities Party B has stored in the warehouses of Party A. The access of commodities must comply with the regulations of Party A.

VIII.	Management of the Mall
1.
Party B shall be responsible to obtain all necessary licenses, approvals, or permits (if required) from competent governmental authorities and provide one (1) copy of all documents (sealed by the common seal of the company) to Party A for its record (except the Commodities Inspection Report, which should be provided in original).  Party B shall warrants that such licenses, approvals, or permits must be legal and valid within the joint sales period, and its business activities must comply with the provisions of such licenses, approvals or permits in all respects.

2.
As Party A is responsible for the management of this mall, Party B shall submit to the management of Party A and shall strictly observe the Suppliers Guidelines (see Appendix).  Once any activity of Party B is found in contravention of the Code, Party B will be deemed as breaching the Contract, which will entitle Party A to terminate the Contract with immediate effect and reserve its right to investigate Party B’s legal liabilities.

3.	Party B shall comply with the State laws, regulations and other relevant provisions while doing business within the mall.
4.	Party B shall not sublease or subcontract the counters within its Premises to any third party and such counters can only engage in retail sales, not in wholesale business.
5.	Party B shall abide by Party A’s rules in business hours and shall not close its business within Party A’s business hours unless otherwise provided by Party A.
6.
Cash collection must comply with the rules and regulations of Party A, that is to say, cash collection must be conducted by Party A unitedly while Party B’s sales person shall have no right to receive any cash, to decline or avoid to issue the cash register receipt by giving some excuse, or to use cash register receipt of another party.  The invoice shall be issued by Party A’s cashier against the sales documents.  If any of the above is violated by Party B, the Contract shall be terminated.

7.
In the case that customer pay by credit card, Party B requires Party A to provide such services as liaison with various credit card issuers, process of credit card bills and vouchers as well as such consumptions as of electricity, telecoms, materials during the use of credit cards by customers.  Party B will bear a certain amount of services charges, which will be withheld by Party A prior to the payment to Party B.

8.
Party B shall assume all risks relating to its commodities and properties at the Business Premises.  It shall purchase the appropriate insurance at its sole cost.  If Party B does not purchase the insurance or the insurance amount is not sufficient to cover the losses and damages which might cause to its commodities and properties, any losses or damages arising out of any events whatsoever will be at Party B’s risk.

9.	Any display by Party B of the trade name, any other ads or announcement within the mall or the counters shall be subject to Party A’s prior written consent.
10.
Party A may, in accordance with the overall layout of the commodities inside the mall, have the right to adjust Party B’s business area and location; provided, however, that Party B should be notified prior thereto.

11.	If Party B is required to use the package not provided by Party A, Party B must ensure that such package meets the national standards and the relevant costs and liabilities shall be borne by Party B.
12.
In the case that a customer raises a complaint against Party B’s commodity or service, Party A is entitled to settle such complaint according to the appropriate regulations.  Party B should unconditionally accept and submit to the settlement of such complaint.

13.
In the case that any governmental authority or management department of units makes advices to rectify Party B’s business activities at the mall or the commodities or services provided by Party B or imposes any punishment thereupon, Party A is entitled to deal with or make decision upon such rectification advices or punishment.  Party B should submit to such settlement or decision.

14.
The layout of Party B’s commodities, as required by the management requirements of Party A, must not occupy any common area, public facilities of the mall.  No ads, hanging logos or words may be posted at the common areas of the mall.  Prior to written consent of Party A, Party B may not use any image, text of Party A’s trademark and trade name (i.e., “百盛”, “PARKSON”) or the trade name and logo of Party A’s mall in any way and for any purpose whatsoever.

15.
In view of the overall operation, investment attraction, advertising or commercial promotion of the mall, Party B permits Party A or Parkson Group to use the image, text of Party B’s trademark and trade name or the image of Party B’s counters and commodities for purpose of commercial promotion, investment attraction, advertising, signs, posters, brochures, and financial reports, etc.

IX.	Staff Management
1.           The staff delegated by Party B to Party A’s shopping mall shall be the employees appointed by Party B through conclusion of legal and valid labor contract, who receives salary, bonus, welfare and benefits from Party B on a regular basis, holding Work Permits, Health Certificates, ID cards, and with prior approval by Party A.  These staff shall meet the requirements of Party A’s shopping mall in respect of service images and service standards.  Party A will conduct management and supervision to the staff delegated by Party B and will host training courses to them (portion of training costs will be borne by Party B).
2.           The salary, bonus, welfare and benefits of the staff delegated by Party B to Party A’s shopping mall shall be borne by Party B.  Party B shall pay the said salary, bonus of these staff in a timely manner, failing which, upon the report of its staff, Party A shall have the right to deduct a portion of the settlement amount or security for the current period equal to the salary and bonus which should have been paid to Party B’s staff.
3.           The staff delegated by Party B shall abide by Party A’s rules and regulations.
4.           If any staff delegated by Party B defaults in respect of any management regulations of Party A’s mall, Party B shall within three (3) days of the notice sent by Party A replace such staff or within twenty-four (24) hours in serious cases.  Party B shall be held jointly and severally liable for the activity of its staff which has adversely affected Party A’s reputation or has impaired Party A’s legal interests.

5.           In case Party B intends to delegate its officers or technical staff for management of its counter commodities or to hold any training courses to its delegated staff or delegate staff temporarily for commercial promotion, Party B shall consult with Party A upon the number and time of such delegation.  Staff delegated as such must abide by the regulations of the mall.
6.           In case any personal injury or damages to property caused to the consumers or other persons by reason of the activity of Party B, its agent, assignee, employee, Party B shall be responsible for such injury of damages and compensate Party A for any losses and other fees incurred thereby.
7.           Party B shall not replace or change its staff unless it has notified Party A of the same and obtained Party A’s consent.
8.           If Party B's staff fails to go through the separation procedures and return the keys of locker, the uniform, and other stuff which should be handed over within seven (7) days of the separation, Party A is entitled to deduct the appropriate fees from Party B’s amount receivable.

X.	Advertisement and Promotion
1.           Party A shall be responsible for the preparation of the advertisements and art works of the shopping mall and shall assist Party B with the commodities promotion.
2.           Party B shall use its best efforts to cooperate with Party A in various advertisements and promotions provided by Party A and share the costs and expenses thereof to seek mutual development and benefits.  The sharing of costs and expenses shall be negotiated by the Parties prior thereto.
3.           Party B shall cooperate with Party A to carry out the annually held promotional activities, to grant discount and promotional service charges to the commodities supplied by it.  Promotional service charges and the amount thereof will be negotiated. (see Appendix for more details)
4.           With respect to other promotional activities than those listed under Article 3, both Parties shall negotiate on the price discounts and promotional service charges.
5.           With respect to various discount cards, coupons, or credit cards issued by Party A during its promotional activities, Party B shall fully cooperate with Party A and agree to use the same, granting discounts per Party A’s regulations.  The portion of such discounts will be negotiated by both Parties.
6.           Party B shall not categorize high discount rate commodities into low discount rate commodities, failing which, Party A is entitled to deduct from the security an amount equal to 10 times of the amount of illegal sales as a penalty.
7.           When Party B plans to carry out promotional activities on a case-by-case basis, it shall obtain Party A’s prior written consent.
8.           Party B shall provide to Party A the molds, samples, models, specifications, technical instructions, manuals and other advertising tools, relevant information of its commodities sold at Party A’s mall free of charge to promote the sales of its commodities in the mall.
9.           When Party B plans any discount sales of its commodities or services at other mall counters, shops, chain stores, it shall notify Party A of the same prior thereto and shall have its counter commodities at Party A’s mall enjoy the same favorable terms.

XI.	Termination
(I)	Under any of the following circumstances, Party A shall have the right to terminate the Contract:

1.	Party B fails to achieve the sales target (see Appendix) for accumulative three (3) months or consecutive two (2) months;
2.	The quality, particulars of commodities sold by Party B fails to meet Party A’s requirements;
3.	Party B withhold sales amounts without Party A’s consent;
4.	Party B suspends its business or dismantle its counters without Party A’s consent;
5.
Party B assigns its rights and obligations hereunder to any third party or jointly run the Premises with any third party, or participate in any activity which has adverse effect on Party A’s interests without Party A’s consent;

6.	Party B commits any illegal business activities by utilizing the Premises or circumstance in violation of the laws and regulations exists.
7.	Party B does not submit to Party A’s management or seriously breach its obligations hereunder;
8.	Any other circumstances under which the Contract shall be terminated designated hereunder.
Party A shall notify Party B in writing upon termination of the Contract under any of the above circumstances.  Party B shall, on the following date of receipt of the said notice, clean up and return the Business Premises as per Article 14 herein, settle all costs and expenses, and assume liability for breach of the Contract and the compensation therefor.

(II)	If any of the following circumstances has occurred to either party, the other party shall have the right to terminate the Contract:
1.	Either party is in the situation of abnormal business, bankruptcy, or winding-up;
2.	Either party is unable to continue its business as its assets is attached or enforced by the court;
3.	The Contract cannot be normally performed due to the State policy.

(III)	Force Majeure
If the safe use of Business Premises is directly affected or Party B is unable to do business by an event of force majeure such as earthquake, typhoon, flood, fire, war and any other unforeseen and the occurrence and consequence of which cannot be prevented or avoided, and the Contract is prevented from performance, the Parties may terminate the Contract and neither party will be liable for breach of the Contract.  Following the settlement of all payment, Party A shall refund the balance of security to Party B free of interest.

XII.	Liability for Breach of the Contract
1.	Either party in breach of the Contract shall be liable for breach of the Contract.
2.
If the circumstance falls within the first paragraph of Article 11 herein, Party A shall have the right to withhold the security as a penalty and Party B shall make up the balance in case the loss suffered is more than the security.

3.
If Party B removes the counters or suspends its performance of the Contract without Party A’s consent, Party A shall, in addition to withholding Party B’s security as a penalty, demand Party B to compensate in an amount of the commission based on the agreed discount rate (the rate to achieve the sales target) as per the total amount of the sales target within the remaining term hereof.

4.	If Party B retains the sales amount and Party A decides not to terminate the Contract, Party B shall pay to Party A 100 times of the retained sales amount as a penalty.
5.
If Party B fails to complete the decoration at the Business Premises on schedule, which affects the normal business of Party A’s mall, for each day of delay, Party B shall pay to Party A the late charges in an amount of RMB ____________.

6.
If Party B fails to enter into the site on the following date of the delivery of the Business Premises, Party B will be deemed as in breach of the Contract.  Party A is entitled to terminate the Contract without any liability.

XIII.	Settlement upon Termination of the Contract
1.
Party B shall remove all of its commodities and equipments (hereinafter, “Articles”) from the Business Premises and counters and restore the Business Premises on the date following the termination of the Contract.  If Party B fails to perform its obligation as above and the Articles are still remained in the Premises, Party A shall have the right deal with these Articles in any of the following ways:

(1)
Party B is deemed to waive its title to these Articles; therefore, Party A is entitled to unilaterally remove or dismantle the Articles and can handle them in any way whatsoever.  The costs incurred thereby and the risks of the losses or damages to the Articles will be assumed by Party B;

(2)
Party A may also unilaterally consign these Articles remained by Party B at the Premises to the notary agency and store them in some other place after these Articles are notarized.  If Party B fails to claim its title to these Articles after one (1) month of storage or fails to settle the unpaid amounts, Party A shall have the right to deal with the stored Articles.  Party A’s act to deal with the stored Articles shall be deemed as being authorized by Party B and Party B has already waived its right to defense.  The proceeds obtained by Party A after dealing with the stored Articles will be exhausted to pay the costs incurred by notarization, storage, dealing with Articles, and any other outstanding payments that Party B owes to Party A.

2.
Party B shall pay in full the costs during the term hereof within seven (7) days upon the termination of the Contract.  If Party B fails to pay any costs (including those as described in the first paragraph of this Article), Party A is entitled to deduct it from the security paid by Party B and refund the balance to Party B.  If the security is insufficient to cover the above payment, Party B will make up the balance of outstanding payment.  If the circumstance falls within the first paragraph of Article 11 herein, Party A shall have the right to withhold the security as a penalty.

3.
If Party B fails to perform all of its obligations hereunder pursuant to the duration and particulars set forth in the first and second paragraph of this Article, Party A is entitled to seize Party B’s commodities, other properties or any amount due and payable to Party A as a lien.

4.
Party A will settle the sales amount of the last month during the term hereof within three (3) months (six (6) months in case of special commodities, such as cashmere products, leather garments) upon termination hereof.  Such amount shall be deducted the after-sales costs paid in advance by Party A for Party B incurred by return and replacement of the commodities.

XIV.	Settlement of Disputes
Any and all disputes arising out of or in connection with the performance of the Contract shall be settled through friendly consultation, failing which, the dispute may be brought to the People’s Court having the jurisdiction where Party a is located.

XV.	The Contract is governed by and construed in accordance with the appropriate laws and regulations of the People’s Republic of China.
XVI.
No failure by Party A to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver hereof, nor shall any single or partial exercise of any right hereunder preclude any other

XVII.	The rights and obligations of Party A and Party B hereunder shall not constitute any partnership.
XVIII.	The notice required under the Contract shall be in writing.
XIX.	If the agent, employee assigned by Party B has any breaching activity, it shall be deemed as Party B in breach of the Contract.
XX.	The stamp tax generated by the Contract shall be borne by both parties in accordance with the relevant regulations.
XXI.	The Parties shall keep in confidence of the provisions of the Contract, business information and trade secrets of the other party.
XXII.	The provisions of the Contract shall have the same binding effect upon the statutory assignee or successor of the rights and obligations of both Parties.
XXIII.	The provisions of the Contract can be severable. If any provision is held invalid, the validity of the remaining provisions shall not be affected thereby.
XXIV.
The Contract shall be prepared in three (3) counterparts, with Party A holding two (2) counterparts and Party A holding one (1) counterpart.  The Contract will come into force when duly executed and sealed by both Parties hereto.

XXV.	Any Appendix to or supplementary agreement of the Contract shall be an integral part hereof and shall have the same legal force as the Contract.

Party A:	Party B:
Authorized Representative:	Authorized Representative:
(Person-in-charge)	(Person-in-charge)

Date of Execution: _____	Date of Execution: _____